Exhibit 99.1

PRESS RELEASE

Ormat Technologies Contact:	Investor Relations Contact:
Dita Bronicki	Rob Fink/Brad Nelson
CEO	KCSA Strategic Communications
775-356-9029	212-896-1206 (Fink) /212-896-1249 (Nelson)
dbronicki@ormat.com	rfink@kcsa.com / bnelson@kcsa.com

Ormat Technologies Reports 2013 Fourth Quarter and Year End Results

Net income attributable to company’s shareholders of $0.91 per share for the full year

Record adjusted EBITDA reached $227M

RENO, Nevada, February 25, 2014 -- Ormat Technologies, Inc. (NYSE: ORA) today announced financial results for the fourth quarter and full year ended December 31, 2013.

Highlights for the year and recent developments:

●	Total revenues for the year increased 6.3% to $533.2 million;

●	Record revenues in the product segment: 8.9% increase to $203.5 million;

●	Record adjusted EBITDA for the year: 22.3% increase to $227.1 million; Fourth quarter adjusted EBITDA increased 45.8% to $51.4 million

●	Gross margin increased from 25.7% to 30.0%;

●	Electricity generation increased 7.9% to 4.3 million MWh, driven by contributions from Olkaria III Plant 2, McGinness Hills, Jersey Valley and Tuscarora;

●	Net income attributable to the company’s shareholders of $41.2 million or $0.91 per share;

●	Declared dividend of $0.06 per share for fourth quarter 2013;

●	Completed 58 MW expansion of the Olkaria III geothermal complex in Kenya bringing the complex’s total generating capacity to 110 MW;

●	Completed the 16 MW Don A. Campbell geothermal power plant in Nevada;

●	Completed the acquisition of the Platanares project in Honduras and released McGinness Hills phase 2 for construction; and,

●

Secured Purchase Agreements (PPAs) for Heber 1 in California and for Mammoth G1 and G3 to replace the Standard Offer Contract No. 4 (SO#4), which are tied to natural gas prices, with fixed-price contracts;

Dita Bronicki, chief executive officer of Ormat, stated: “We are very pleased to deliver strong financial results marking our return to earnings growth while making significant progress developing a geographically balanced portfolio of geothermal projects. During 2013 and early 2014, we added 70 MW of new generating capacity from three new geothermal power plants bringing our total portfolio to 626 MW.

“In the product segment, we’ve received a robust flow of orders for our unique power solutions resulting in record revenues of $203.5 million. During 2013 and the first part of 2014, we successfully completed nine power plants with approximately 270 MW of gross generating capacity. The plants, which we completed for our clients and for our own portfolio, significantly contributed to the growth of the geothermal industry. Our strength in the market and appetite for continued growth will continue to support our backlog currently standing at $165.0 million, excluding the Sarulla project supply contract. With growing demand for geothermal energy across the globe and financial incentives in place to foster its development, we continue to be optimistic about Ormat’s future growth.”

Bronicki added, “We expect our 2014 electricity revenues to be between $370 million and $380 million and our product segment revenues to be between $170 million and $180 million, including $36 million revenue from the Sarulla project.”

Financial Summary

Annual Results

For the year ended December 31, 2013, total revenues increased 6.3% from $501.8 million in 2012 to $533.2 million in 2013. Product revenues increased 8.9% to $203.5 million, up from $186.9 million in the year ended December 31, 2012. The increase in product revenues reflects the increase in new customer orders that we secured in 2012 and 2013. Electricity revenues increased 4.7% from $314.9 million in 2012 to $329.7 in 2013. The increase in electricity revenues was primarily due to a revenue contribution of $37.3 million from Olkaira III Plant 2, McGinness Hills and Tuscarora. The increase was offset by an $11.0 million decrease resulting from the natural gas prices; a $2.8 million mark to market loss compared to a $2.3 million mark to market gain on derivative contracts on oil and natural gas prices; reduced generation in some power plants; and a reduction in energy rates at Puna and Amatitlan power plants.

Operating income for the year ended December 31, 2013 was $97.0 million, compared to an operating loss of $159.9 million for the year ended December 31, 2012.

For the year ended December 31, 2013, the company reported net income attributable to the company’s shareholders of $41.2 million or $0.91 per share compared to net loss of $213.0 million or $4.69 per share which included an impairment charge of $236.4 million for the year ended December 31, 2012.

Adjusted EBITDA for the year ended December 31, 2013 was $227.1 million, compared to $185.7 million for the year ended December 31, 2012. The reconciliation of GAAP net cash provided by (used in) operating activities and net income to EBITDA and Adjusted EBITDA and additional cash flows information is set forth below in this release.

Net cash provided by operating activities was $86.8 million in the year ended December 31, 2013, compared to $89.5 million in the year ended December 31, 2012.

As of December 31, 2013 cash, cash equivalents were $57.4 million. In addition, as of December 31, 2013, the company had $160.0 million of unused corporate borrowing capacity under existing lines of credit with different commercial banks.

Fourth Quarter Results

For the three months ended December 31, 2013, total revenues reached $130.9 million from $113.3 million in the fourth quarter of 2012, an increase of 15.5%. Electricity revenues increased 11.4% to $84.7 million from $76.1 million in the three months ended December 31, 2012. Product revenues increased 23.9% to $46.2 million from $37.3 million in the three months ended December 31, 2012.

For the three months ended December 31, 2013, the company reported net income attributable to the company’s shareholders of $8.2 million or $0.18 per share compared to net loss of $229.0 million or $5.04 per share which included an impairment charge of $229.1 million for the three months ended December 31, 2012.

Adjusted EBITDA for the three months ended December 31, 2013 was $51.4 million, compared to $35.2 million for the three months ended December 31, 2012. The reconciliation of GAAP net cash provided by (used in) operating activities and net income to EBITDA and Adjusted EBITDA and additional cash flows information is set forth below in this release.

On February 25, 2014, ORMAT’s Board of Directors approved a payment of a quarterly dividend of $0.06 per share which is in addition to a payment of $0.08 per share paid in 2013, pursuant to the company’s dividend policy, which targets an annual payoff ratio of at least 20% of the company’s net income. The dividend will be paid on March 27, 2014 to shareholders of record as of closing of business on March 13, 2014. The dividend payment was resumed in the second quarter of 2013 after satisfying the clawback provision resulted from 2012 dividend payment, in compliance with the requirement of the covenants in our financing documents. In addition, the company expects to pay dividends of $0.05 per share in the next three quarters.

Conference Call Details

Ormat will host a conference call to discuss its financial results and other matters discussed in this press release at 10 a.m. EST on Wednesday, February 26, 2014. The call will be available as a live, listen-only webcast at www.ormat.com. During the webcast, management will refer to slides that will be posted on the website. The slides and accompanying webcast can be accessed through the Webcast & Presentations in the Investor Relations section of Ormat's website.

An archive of the webcast will be available approximately 10 minutes after the conclusion of the live call.

About Ormat Technologies

With over four decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company solely engaged in geothermal and recovered energy generation (REG). The company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter—a power generation unit that converts low-, medium- and high-temperature heat into electricity. With over 77 U.S. patents, Ormat's power solutions have been refined and perfected under the most grueling environmental conditions. Ormat has 480 employees in the United States and about 640 overseas. Ormat's flexible, modular solutions for geothermal power and REG are ideal for the vast range of resource characteristics. The company has engineered, manufactured and constructed power plants, which it currently owns or has supplied to utilities and developers worldwide, totaling over 1,750 MW of gross capacity. Ormat's current generating portfolio of 626 MW (net) is spread globally in the U.S., Guatemala and Kenya.

Ormat's Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat Technologies, Inc.'s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2013.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

For the Three-Month Periods and Years Ended December 31, 2013 and 2012

(Unaudited)

	Three Months Ended December 31		Year Ended December 31
	2013	2012	2013	2012
				As Revised
	(In thousands, except per share data)		(In thousands, except per share data)
Revenues:
Electricity	$84,742	$76,057	$329,747	$314,894
Product	46,163	37,263	203,492	186,879
Total revenues	130,905	113,320	533,239	501,773
Cost of revenues:
Electricity	57,789	64,630	232,874	237,415
Product	30,212	26,771	140,547	135,346
Total cost of revenues	88,001	91,401	373,421	372,761
Gross margin	42,904	21,919	159,818	129,012
Operating expenses:
Research and development expenses	1,519	2,160	4,965	6,108
Selling and marketing expenses	6,752	2,966	24,613	15,718
General and administrative expenses	8,924	7,903	29,188	28,066
Impairment charge		229,113	—	236,377
Write-off of unsuccessful exploration activities	4,094	720	4,094	2,639
Operating income (loss)	21,615	(220,943)	96,958	(159,896)
Other income (expense):
Interest income	462	197	1,332	1,201
Interest expense, net	(21,950)	(19,528)	(73,776)	(64,069)
Foreign currency translation and transaction gains	1,241	1,369	5,085	242
Income attributable to sale of tax benefits	5,603	2,710	19,945	10,127
Other non-operating income, net	9	246	1,592	590
Income (loss), before income taxes and equity in losses of investees	6,980	(235,949)	51,136	(211,805)
Income tax benefit (provision)	1,476	8,321	(13,552)	(1,827)
Equity in losses of investees, net	(101)	(980)	(250)	(2,522)
Income (loss) from continuing operations	8,355	(228,608)	37,334	(216,154)
Discontinued operations:
Income (loss) from discontinued operations (including gain on disposal of $3,646, $0, $3,646 and $0, respectively)	—	(64)	5,311	4,811
Income tax provision	—	(167)	(614)	(1,264)
Total income (loss) from discontinued operations	—	(231)	4,697	3,547

Net income (loss)	8,355	(228,839)	42,031	(212,607)
Net income attributable to noncontrolling interest	(193)	(136)	(793)	(414)
Net income (loss) attributable to the Company's stockholders	$8,162	$(228,975)	$41,238	$(213,021)

Earnings (losses) per share attributable to the Company's stockholders:
Basic:
Income (loss) from continuing operations	$0.18	$(5.03)	$0.81	$(4.77)
Discontinued operations	-	(0.01)	0.10	0.08
Net Income (loss)	$0.18	$(5.04)	$0.91	$(4.69)

Diluted:
Income (loss) from continuing operations	$0.18	$(5.03)	$0.81	$(4.77)
Discontinued operations	-	(0.01)	0.10	0.08
Net Income (loss)	$0.18	$(5.04)	$0.91	$(4.69)

Weighted average number of shares used in computation of earnings (losses) per share attributable to the Company's stockholders:
Basic	45,461	45,431	45,440	45,431
Diluted	45,610	45,431	45,475	45,431

Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

As of December 31, 2013 and December 31, 2012

(Unaudited)

	December 31, 2013	December 31, 2012
		As Revised
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$57,354	$66,628
Short-term bank deposit	—	3,010
Restricted cash, cash equivalents and marketable securities	51,065	76,537
Receivables:
Trade	95,365	55,680
Related entity	442	373
Other	11,049	8,632
Due from Parent	382	311
Inventories	22,289	20,669
Costs and estimated earnings in excess of billings on uncompleted contracts	21,217	9,613
Deferred income taxes	523	637
Prepaid expenses and other	29,654	34,144
Total current assets	289,340	276,234
Unconsolidated investments	7,076	2,591
Deposits and other	22,114	36,187
Deferred income taxes	891	21,283
Deferred charges	36,738	35,351
Property, plant and equipment, net	1,452,336	1,252,873
Construction-in-process	288,827	396,141
Deferred financing and lease costs, net	30,178	31,371
Intangible assets, net	31,933	35,492
Total assets	$2,159,433	$2,087,523
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$98,047	$98,001
Deferred income taxes	—	20,392
Billings in excess of costs and estimated earnings on uncompleted contracts	7,903	25,408
Current portion of long-term debt:
Limited and non-recourse:
Senior secured notes	31,137	28,231
Other loans	20,377	11,453
Full recourse	28,875	28,649
Total current liabilities	186,339	212,134
Long-term debt, net of current portion:
Limited and non-recourse:
Senior secured notes	270,310	312,926
Other loans	311,078	242,815
Full recourse:
Senior unsecured bonds	250,596	250,904
Other loans	53,467	82,344
Revolving credit lines with banks (full recourse)	112,017	73,606
Liability associated with sale of tax benefits	60,985	51,126
Deferred lease income	63,496	66,398
Deferred income taxes	55,035	45,059
Liability for unrecognized tax benefits	4,950	7,280
Liabilities for severance pay	23,841	22,887
Asset retirement obligation	18,679	19,289
Other long-term liabilities	3,529	5,148
Total liabilities	1,414,322	1,391,916

Equity:
The Company's stockholders' equity:
Common stock	46	46
Additional paid-in capital	738,929	732,140
Retained earnings	(6,722)	(44,326)
Accumulated other comprehensive income	487	651
	732,740	688,511
Noncontrolling interest	12,371	7,096
Total equity	745,111	695,607
Total liabilities and equity	$2,159,433	$2,087,523

Ormat Technologies, Inc. and Subsidiaries

Reconciliation of EBITDA, Adjusted EBITDA and Additional Cash Flows Information

For the Three-Month Periods and Years Ended December 31, 2013 and 2012

(Unaudited)

We calculate EBITDA as net income before interest, taxes, depreciation and amortization. We calculate Adjusted EBITDA as net income before interest, taxes, depreciation and amortization, excluding impairment of long-lived assets and one-time termination fee. EBITDA and Adjusted EBITDA are not a measurement of financial performance or liquidity under accounting principles generally accepted in the United States of America and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the United States of America. EBITDA and Adjusted EBITDA are presented because we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of a company’s ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do.

The following tables reconcile net cash provided by (used in) operating activities and net income to EBITDA and Adjusted EBITDA for the three-month periods and years ended December 31, 2013 and 2012:

	Three Months Ended December 31		Year Ended December 31
	2013	2012	2013	2012 As revised

	(in thousands)		(in thousands)
Net cash provided by operating activities	$54,534	$27,087	$86,760	$89,471
Adjusted for:
Interest expense, net (excluding amortization of deferred financing costs)	20,310	16,780	67,677	57,711
Interest income	(462)	(197)	(1,332)	(1,201)
Income tax provision	(1,476)	(8,154)	14,166	3,091
Adjustments to reconcile net income or loss to net cash provided by (used in) operating activities (excluding depreciation and amortization)	(24,158)	(229,399)	48,203	(199,738)
EBITDA	$48,748	$(193,883)	$215,474	$(50,666)

Impairment charge	—	229,113	—	236,377
Termination fees	2,625	—	11,604	—
Adjusted EBITDA	$51,373	$35,230	$227,078	$185,711
Net cash used in investing activities	$(28,955)	$(47,179)	$(157,153)	$(100,790)
Net cash (used in) provided by financing activities	$(3,660)	$49,196	$61,119	$(21,939)

	Three Months Ended December 31		Year Ended December 31
	2013	2012	2013	2012 As revised

	(in thousands)		(in thousands)
Net income (loss)	$8,355	$(228,839)	$42,031	$(212,607)
Adjusted for:
Interest expense, net (including amortization of deferred financing costs)	21,488	19,331	72,444	62,868
Income tax provision (benefit)	(1,476)	(8,154)	14,166	3,091
Depreciation and amortization	20,381	23,779	86,833	95,982
EBITDA	$48,748	$(193,883)	$215,474	$(50,666)

Impairment charge	—	229,113	—	236,377
Termination fees	2,625	—	11,604	—
Adjusted EBITDA	$51,373	$35,230	$227,078	$185,711